EXHIBIT 10.3

FIRST AMENDMENT TO THE

NEWELL RUBBERMAID INC.

2010 STOCK PLAN

WHEREAS, Newell Rubbermaid Inc. (the “Corporation”) previously adopted the 2010 Stock Plan (the “Plan”); and

WHEREAS, the Board of Directors of the Corporation is authorized to amend the Plan and has authorized an amendment to the Plan, as described below.

NOW, THEREFORE, BE IT RESOLVED, that Section 8.2(a) of the Plan is hereby amended, effective as of July 1, 2011, to read as follows:

(a)

The restrictions to which the Stock Units awarded hereunder are subject shall lapse as set forth in the Stock Unit Agreement; provided that in the case of Stock Units granted to Participants who are Key Employees (other than Key Employees granted Stock Units in connection with their commencement of employment with the Company or a Subsidiary): (i) none of the restrictions that are based solely on the elapse of time shall lapse earlier than with respect to 1/3 of the number of shares of Common Stock subject to the Award on each of the three succeeding anniversaries of the date of the grant of the Award and (ii) none of the restrictions that are based on the attainment of performance goals as described in Section 3.3 of the Plan shall lapse earlier than the first anniversary of the date of the grant of the Award. Notwithstanding the preceding sentence, the Board shall have the discretion to accelerate the date as of which the restrictions lapse in the event of a Key Employee’s termination of employment with the Company, or a Non-Employee Director’s termination of service on the Board, without Good Cause.

This First Amendment has been executed by the Corporation, by its duly authorized officer, as of this 1st day of July, 2011.

NEWELL RUBBERMAID INC.

By:	/s/ James M. Sweet
Title: Executive Vice President, Human Resources and Corporate Communications